Exhibit (b)(1)

Execution Version

JEFFERIES FINANCE LLC

520 Madison Avenue

New York, New York 10022

CONFIDENTIAL

September 24, 2012

COMMITMENT LETTER

Sidewinder Drilling Inc.

952 Echo Lane

Suite 460

Houston, Texas 77024

Attention: Jon Cole, Chairman and Chief Executive Officer

Re:	Project Fastball

Ladies and Gentlemen:

You have advised Jefferies Finance LLC (“Jefferies Finance”, “we” or “us”) that Sidewinder Drilling Inc., a Delaware corporation (the “Acquiror” or “you”), intends to acquire (the “Acquisition”) through its wholly owned subsidiary Fastball Acquisition Inc., a Delaware corporation (“Merger Sub”) all of the issued and outstanding capital stock of Union Drilling, Inc., a Delaware corporation (the “Target” and, together with its subsidiaries, the “Acquired Business”) from the existing shareholders of the Target (collectively, the “Seller”) and to refinance (the “Refinancing”) the Acquired Business’ revolving credit facility with PNC Bank, National Association, as administrative agent and the lenders party thereto (the “Existing Debt”). We understand that the Acquisition will be effected as described in Exhibit A. Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.

You have advised us that the total purchase price for the Acquisition (including fees, commissions and expenses and the Refinancing) (the “Purchase Price”) will be financed from the following sources:

(i) the issuance and sale (the “Notes Offering”) of senior notes (the “Notes”) yielding gross proceeds of at least $225.0 million (or, if the offering of the Notes is not consummated or the Acquiror is not able to issue Notes in the amount set forth above prior to, or concurrently with, the consummation of the Merger (the “Closing Date”), the drawdown of senior unsecured increasing rate loans (the “Bridge Loans”) under a senior bridge loan facility having the terms set forth in Exhibits B and C hereto (the “Bridge Loan Facility”) in an aggregate principal amount of $225.0 million),

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(ii) the cash contribution (the “Sponsor Equity Contribution”) by affiliated funds and/or investment vehicles of Avista Capital Partners (the “Sponsor”) to the Acquiror (which shall be in the form of Series A preferred equity having the same terms as the existing preferred equity of the Acquiror) in an amount equal to at least $63.5 million on the Closing Date after giving effect to the Transactions, of which at least $22.0 million shall (A) be contributed by the Sponsor in the form of a cash contribution (which shall be in the form of common equity or Series A preferred equity having the same terms as the existing preferred equity of the Acquiror) upon the consummation of the acquisition of certain assets from Crown Drilling Incorporated (the “Crown Acquisition”) on or prior to the Closing Date, or (B) if the Crown Acquisition is not consummated on or before the Closing Date, be contributed by the Sponsor in the form of cash contribution (which shall be in the form of common equity or Series A preferred equity having the same terms as the existing preferred equity of the Acquiror); provided that the Sponsor Equity Contribution shall be reduced by any amounts funded by the Sponsor or other of your stockholders after the date hereof and prior to Closing Date pursuant to that certain Series A Preferred Stock Purchase Agreement dated as of June 6, 2011,

(iii) the rollover equity contribution of Series A preferred equity (having the same terms as the existing preferred equity of the Acquiror) of the Target by certain specified existing stockholders of the Target in an amount not to exceed $21.6 million (the “Rollover Equity Contribution” and, together with the Sponsor Equity Contribution, the “Equity Contribution”), which Equity Contribution will be contributed to the equity of the Acquiror on or prior to the Closing Date.

The transactions described in clause (i) above are referred to as the “Debt Financing” and, together with the Acquisition, the Merger, the Tender Offer, the Refinancing, the Equity Contribution, the payment of all related fees, commissions and expenses and other transactions referenced on Exhibit A hereto are collectively referred to herein as the “Transactions.” You and your subsidiaries (and, following the Acquisition, the Target and its subsidiaries) are collectively referred to herein as the “Company.” As used in this Commitment Letter and the other Debt Financing Letters (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1. The Commitments.

We are pleased to inform you that we hereby commit, directly or through one or more of our affiliates, to provide the Bridge Loan Facility.

The commitments described in this Section 1 are collectively referred to herein as the “Commitments.” Our Commitments are, in each case, on the terms and subject to the conditions set forth in (i) this letter (including the exhibits, schedules and annexes hereto, collectively, this “Commitment Letter”), (ii) the fee letter, dated as of the date hereof (the “Fee Letter”), between you and us, and (iii) the engagement letter, dated as of the date hereof (together with any exhibits, schedules and annexes thereto, collectively, the “Engagement Letter” and, together with this Commitment Letter and the Fee Letter, the “Debt Financing Letters”), between you and Jefferies & Company, Inc. (“Jefco”). Notwithstanding anything to the contrary in any Debt Financing Letter, the terms of this Commitment Letter are intended as an outline of certain of the material provisions of the Bridge Loan Facility, but do not include all of the terms, covenants, representations, warranties, default clauses and other provisions that will be contained in the definitive documents relating to the Debt Financing, which shall be prepared by our counsel (collectively, the “Definitive Debt Documents”); provided that there shall be no closing condition contained in the Definitive Debt Documents that is not specifically set forth in Section 3 hereof, on Exhibit B to this Commitment Letter under the heading “Conditions Precedent to Initial Borrowing” or on Exhibit D to this Commitment Letter. Those matters that are not covered or made clear in the Debt Financing Letters are subject to mutual agreement of the parties hereto. No party hereto has been authorized by us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters.

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2. Titles and Roles. As consideration for the Commitments, you agree that you hereby retain and will cause your affiliates (including the Sponsor) to retain us or our designee to act as the sole administrative agent, sole collateral agent, sole book-runner and sole lead arranger for you and your affiliates in connection with the Bridge Loan Facility and no other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the Bridge Loan Facility, unless mutually agreed. In addition, you hereby retain and will cause your respective affiliates (including the Sponsor) to retain Jefco to act in the capacities and in connection with the matters set forth in the Engagement Letter.

Without limiting the foregoing, you shall not, and shall not permit the Target or any of your or its affiliates, directly or indirectly, to contact or use any other financial institution or other source of capital in connection with any financing referred to above.

3. Conditions Precedent. The closing of the Bridge Loan Facility, the making of the initial loans and other extensions of credit under the Bridge Loan Facility on the Closing Date are conditioned upon satisfaction or waiver by us of each of the following conditions: (i) since June 30, 2012, there shall not have occurred any event, change, occurrence, revelation, or development of a state of circumstances or facts which, has, had, or would reasonably be expected to have a Target Material Adverse Effect (as defined below); (ii) the Specified Purchase Agreement Representations (as defined below) shall be true and correct in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)), (iii) the Specified Representations (as defined below) shall be true and correct in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)), and (iv) the other conditions referred to on Exhibit D.

For purposes hereof, “Target Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Target, excluding any effect resulting from (i) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Target operates not having a materially disproportionate effect on the Target relative to other participants in the industry in which the Target operates, (ii) changes in the financial or securities markets or general economic or political conditions in the United States not having a materially disproportionate effect on the Target relative to other participants in the industry in which the Target operates, (iii) changes (including changes of applicable law) or conditions generally affecting the industry in which the Target operates and not specifically relating to or having a materially disproportionate effect on the Target relative to other participants in the industry in which the Target operates, (iv) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on the Target relative to other participants in the industry in which the Target operates, (v) the announcement or consummation of the transactions contemplated by the Merger Agreement (provided that this subclause (v) shall not qualify any representation or warranty or related condition requiring disclosure based on the consummation of the transactions contemplated by the Merger Agreement), (vi) any failure by the Target to meet any internal, analysts’ or published budgets, projections, forecasts or predictions of financial performance for any period (but not any fact, change, event, occurrence or effect underlying or contributing to such failure), (vii) any change in the trading price or trading volume of the Shares (but not any fact, change, event, occurrence or effect underlying or contributing to such change in prices or volume) and (viii) any action taken (or omitted to be taken) at the written request of Acquiror or Merger Sub and with the consent of Jefferies Finance (such consent not to be unreasonably withheld).

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Notwithstanding anything in the Debt Financing Letters or the Definitive Debt Documents, or any other letter agreement or other undertaking concerning the financing or the Acquisition to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Bridge Loan Facility on the Closing Date shall be (A) such of the representations and warranties made by (or with respect to) the Acquired Business in the Merger Agreement as are material to the interests of the Lenders or the Arranger, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Merger Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties (collectively, the “Specified Purchase Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Definitive Debt Documents shall be in a form such that they do not impair availability of the Bridge Loan Facility on the Closing Date if the conditions expressly set forth in the Commitment Letter are satisfied (it being understood that, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code, (y) by the delivery of stock certificates of the Borrower and its domestic subsidiaries together with undated stock powers executed in blank or (z) by the filing of a security agreement on the applicable form with the United States Patent and Trademark Office or the United States Copyright Office) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such Collateral shall not constitute a condition precedent to the availability of the Bridge Loan Facility on the Closing Date, but shall be required to be perfected within 30 days after the Closing Date (subject to extensions in writing by the Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Definitive Debt Documents relating to corporate or other organizational existence, organizational power and authority (as to execution, delivery and performance of the applicable Definitive Debt Documents), the due authorization, execution, delivery and enforceability of the applicable Definitive Debt Documents, on the Closing Date after giving effect to the Transactions Borrower and its Subsidiaries are Solvent (as defined below), no conflicts of the Definitive Debt Documents with charter documents or the definitive documentation governing or evidencing the ABL Facility, Federal Reserve margin regulations, FCPA, the Patriot Act, OFAC/AML and other anti-terrorism laws, accuracy of information, the Investment Company Act, and, subject to permitted liens and the limitations set forth in the prior sentence, the creation, validity and perfection of security interests. This paragraph shall be referred to herein as the “Certain Funds Provision.” As used in this Commitment Letter, the term “Solvent” means, with respect to the Borrower and its Subsidiaries, as of any date of determination, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis is greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) the Borrower and its Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date; and (e) the Borrower does not intend to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature.

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4. Syndication.

(a) We reserve the right, at any time prior to or after execution of the Definitive Debt Documents, to syndicate all or part of our Commitments to a syndicate of banks, financial institutions and other entities (which may include the Arranger) identified by us in consultation with you (collectively, the “Lenders”). Our Commitments shall be reduced dollar-for-dollar as and when corresponding commitments are received from any Lenders; provided that, no such reduction shall relieve us of our obligation to fund on the Closing Date the portion of the Commitments so reduced to the extent any Lender fails, upon satisfaction or waiver of all conditions to such Lender making its initial extensions of credit on the Closing Date, to fund its Commitment on the Closing Date; provided, further, that unless you agree in writing, we shall retain exclusive control over the rights and obligations with respect to our Commitments in respect of the Bridge Loan Facility, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. We will exclusively manage all aspects of any syndication in consultation with you, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate (subject to your rights under the first sentence of this paragraph), the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees to such Lenders. To assist us in our syndication efforts, you agree to prepare and provide (and to use your commercially reasonable efforts to cause the Acquired Business to prepare and provide) promptly to us all customary information with respect to the Company, the Transactions and the other transactions contemplated hereby, including such Projections (defined below) as we may reasonably request in connection with the syndication of the Commitments; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to prepare and provide us with such information.

(b) We intend to commence our syndication efforts promptly upon your execution of this Commitment Letter, and you agree to assist us actively (and, in all events, using your commercially reasonable efforts) to complete a timely syndication that is reasonably satisfactory to us until the date that is the earlier of (i) 60 days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved but in no event shall such date be earlier than the Closing Date (such earlier date referred to in clause (i) and (ii), the “Syndication Date”). Such assistance shall include:

(i) using commercially reasonable efforts to ensure that our efforts benefit materially from your, the Sponsor’s and the Acquired Business’ existing lending and investment banking relationships,

(ii) direct contact between your and the Sponsor’s senior management, representatives and advisors, on the one hand, and the senior management, representatives and advisors of the proposed Lenders, on the other hand (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, to cause direct contact between senior management, representatives and advisors of the Acquired Business on the one hand, and the senior management representatives and advisors of the proposed Lenders, on the other hand),

(iii) the Sponsor’s and your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, to cause the Acquired Business to assist) in the preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”), and other marketing materials to be used in connection with the syndication of our Commitments (together with all Confidential Information Memoranda, the “Materials”),

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(iv) the provision to us of copies of any due diligence reports or memoranda prepared at your direction or at the direction of the Sponsor or any of your or its affiliates by legal, accounting, tax or other third party advisors in connection with the Acquisition, subject to the delivery by us to you of customary non-disclosure agreements as shall be reasonably requested,

(v) your using commercially reasonable efforts to obtain, no later than October 24, 2012, (A) a monitored public corporate rating and a monitored public corporate family rating for the Borrower from each of Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and (ii) monitored public facility ratings from each of S&P and Moody’s for the Notes, and

(vi) the hosting, with us (and to the extent we request that senior management or representatives of the Acquired Business attend, you shall use your commercially reasonably efforts to cause them to attend), of meetings with prospective Lenders at such times and in such places as mutually agreed.

(c) You agree, at our request, to assist us in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to Acquiror, the Target, their affiliates or any of its or their securities for purposes of United States federal and state securities laws (such information and Materials, “Public Information”). In addition, you agree that, unless specifically labeled “Private – Contains Non-Public Information,” no Materials disseminated to potential Lenders in connection with the syndication of the Bridge Loan Facility, whether through an Internet website, electronically, in presentations, at meetings or otherwise, will contain any Material Non-Public Information (as defined below). Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.” It is understood that in connection with your assistance described above, authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, it being understood that the authorization letter for Public Information shall contain a representation by you to the Lenders that the Public Information does not include any such Material Non-Public Information and each letter shall contain a customary “10b-5” representation. You acknowledge and agree that we, on your behalf, may distribute the following documents to potential Lenders wishing to receive only Public Information (unless you or your counsel notifies us (including by email) otherwise within a reasonable time prior to their intended distribution and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with U.S. Securities and Exchange Commission disclosure obligations before the intended distribution): (i) drafts and final Definitive Debt Documents with respect to the Bridge Loan Facility, (ii) administrative materials prepared by us for prospective Lenders (including a lender meeting invitation, Lender allocations, if any, and funding and closing memoranda), and (iii) notification of changes in the terms of the Bridge Loan Facility. If reasonably requested by us, you shall identify Public Information by clearly and conspicuously marking the same as “PUBLIC.”

(d) You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company) may be disseminated in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, you authorize, and will obtain contractual undertakings from the Acquired Business and the Sponsor to authorize, the use of your and its respective logos in connection with any such dissemination. You further agree that, at our expense, we may place advertisements in financial and

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other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Company and its affiliates (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.

5. Information. You represent, warrant and covenant that (and, with respect to the Target and its subsidiaries, to the best of your knowledge that):

(a) all written information and data other than the Projections and information of a general economic or industry-specific nature (including the Materials, the “Information”) that has been or will be made available to us by or on behalf of you, the Sponsor or the Acquired Business or any of your or their respective representatives is or will be, when furnished, complete and correct in all material respects,

(b) none of the Information shall, when furnished or on the Closing Date and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and

(c) all projections and other forward-looking information that have been or will be made available to us by or on behalf of you, the Sponsor or the Acquired Business or any of your or their respective representatives (collectively, the “Projections”) have been or will be prepared in good faith based upon (i) accounting principles consistent with the most recent historical audited financial statements of the Acquired Business and (ii) assumptions that are reasonable at the time made and at the time the related Projections are made available to us (it being understood that any such Projections are subject to uncertainties and contingencies, some of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material).

You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect (to the best of your knowledge with respect to Information and Projections relating to the Acquired Business and its subsidiaries) in any material respect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that (with respect to the Acquired Business and its subsidiaries, to the best of your knowledge) such representations and warranties will be correct in all material respects under those circumstances.

You shall be solely responsible for Information and the Projections, including the contents of all Materials. We (i) will be relying on Information, the Projections and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information, Projections and data and (iii) will not make an appraisal of your assets or liabilities or the Acquired Business. You shall (i) furnish us with all Information and data that we may reasonably request in connection with our activities on behalf of you and your affiliates (including the Sponsor) and (ii) provide us full access, as reasonably requested, to your and the Sponsor’s respective officers, directors, employees and professional advisors and use commercially reasonable efforts to provide us full access, as reasonably requested, to those of the Acquired Business; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to provide us full access, as reasonably requested, to such persons or entities.

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6. Clear Market. You agree that, from the date hereof until the earlier of (a) the date on which a Successful Syndication has been achieved, provided that such date shall not be earlier than the Closing Date and (b) the date that is 60 days after the Closing Date, you will not, and you will not permit the Acquired Business or any of your or its respective affiliates to, directly or indirectly, (i) syndicate, place, sell or issue, (ii) attempt or offer to syndicate, place, sell or issue, (iii) announce or authorize the announcement of the syndication, placement, sale or issuance of, or (iv) engage in discussions concerning the syndication, placement, offering, sale or issuance of, any debt facility or debt security of you, the Acquired Business or any of your or its respective affiliates (other than Debt Financing contemplated hereby, the Notes Offering, a senior secured revolving credit facility of the Borrower on substantially the same terms as those disclosed to the Arranger prior to the date hereof (the “ABL Facility”), and financings for other unrelated portfolio companies of the Sponsor or funds affiliated with the Sponsor), including any renewals or refinancings of any existing debt facility, without our prior written consent, which may be given or withheld in our sole discretion.

7. Fees and Expenses. As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us and Jefco for our respective accounts the fees, expenses and other amounts set forth in the Debt Financing Letters.

8. Indemnification and Waivers. As consideration for the Commitments and our other undertakings hereunder, you agree to the provisions with respect to indemnification, waivers and other matters contained in Annex A hereto, which is hereby incorporated by reference in this Commitment Letter.

9. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter or any other Debt Financing Letter nor any of their terms or substance will be disclosed by you, directly or indirectly, to any other person or entity except (a) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof and to cooperate with us in securing a protective order in respect thereof to the extent lawfully permitted to do so), (b) to your and the Sponsor’s respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) this Commitment Letter may be disclosed (but not the Fee Letter) to rating agencies in connection with their review of the Bridge Loan Facility or the Company, (d) the information contained in this Commitment Letter (but not that contained in the Fee Letter) may be disclosed in any Confidential Information Memorandum or in connection with the syndication of the Bridge Loan Facility, and (e) this Commitment Letter (but not any other Debt Financing Letter) may be disclosed to the Acquired Business and its officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential and need-to-know basis and only in connection with the Transactions. You may also disclose, on a confidential basis, the aggregate amount of fees payable under the Fee Letter as part of a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the syndication of the Bridge Loan Facility and/or the offering of the Notes.

Notwithstanding anything herein to the contrary, you and we (and any of your and our respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Debt Financing Letters and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to any Debt Financing Letter, and (ii) neither you nor we shall disclose any information relating to such tax treatment and tax

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structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by the Debt Financing Letters is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

10. Conflicts of Interest; Absence of Fiduciary Relationship. You acknowledge and agree that:

(a) we and/or our affiliates and subsidiaries (the “Jefferies Group”), in our and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member of the Jefferies Group,

(b) we and any other member of the Jefferies Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for our or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the Jefferies Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by us or any other member of the Jefferies Group in performing services or providing advice to any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within our divisions or divisions of other members of the Jefferies Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose,

(c) information that is held elsewhere within us or the Jefferies Group, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder,

(d) neither we nor any other member of the Jefferies Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business,

(e) (i) neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of the Company or any of its affiliates except the obligations expressly provided for under the Debt Financing Letters, (ii) we and our affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) we are (and are affiliated with) full service financial firms and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, we and any other member of the Jefferies Group may at any time hold debt or equity securities

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for our or its own account in the Company). With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty (and agree that we shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors) and (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention, and

(f) neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of the Company, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

11. Choice of Law; Jurisdiction; Waivers. The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether based upon contract, tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law). To the fullest extent permitted by applicable law, you hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding (whether based upon contract, tort or otherwise) arising out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby. The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

12. Miscellaneous.

(a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

(b) You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion (and any purported assignment without such consent, at our sole option, shall be null and

10

void). We may at any time and from time to time assign all or any portion of our Commitments hereunder to one or more of our affiliates or to one or more Lenders, whereupon we shall be released from the portion of our Commitments hereunder so assigned; provided that such assignment shall not relieve us of our obligation to fund on the Closing Date the portion of our Commitments so assigned to the extent such assignee fails, upon satisfaction or waiver by us of all conditions to such assignee making its initial extensions of credit on the Closing Date, to fund such assigned Commitments on the Closing Date. Any and all obligations of, and services to be provided by, us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion. You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you, the Acquired Business or the Sponsor (and your and their respective affiliates), or any of the matters contemplated in the Debt Financing Letters.

(c) This Commitment Letter has been and is made solely for the benefit of you, us and the indemnified persons (as defined in Annex A hereto) and your, our and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

(d) The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

(e) You acknowledge that we and our affiliates may be arranging or providing (or contemplating arranging or providing) a committed form of acquisition financing to other potential purchasers of the Acquired Business and that, in such capacity, we and our affiliates may acquire information about the Acquired Business, the Acquisition, and such other potential purchasers and their strategies and proposals, but that nonetheless neither we nor our affiliates shall have any obligation to disclose to you or your affiliates the substance of such information or the fact that we or our affiliates are in possession thereof.

(f) You agree that we or any of our affiliates may disclose information about the Transactions to market data collectors and similar service providers to the financing community.

(g) We hereby notify you and, upon its becoming bound by the provisions hereof, each other Credit Party (as defined in Exhibit B hereto), that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”), we and each Lender may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow us or such Lender to identify the Credit Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.

13. Amendment; Waiver. This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

11

14. Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter: (i) Sections 7 to and including 15 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 2 and 4 to and including 13 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions.

15. Acceptance, Expiration and Termination. Please indicate your acceptance of the terms of the Debt Financing Letters by returning to us executed counterparts of the Debt Financing Letters not later than 5:00 p.m., New York City time, on September 25, 2012 (the “Deadline”). The Debt Financing Letters are conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter (but not the other Debt Financing Letters) will terminate automatically on the earliest of (i) the date of termination or abandonment of the Merger Agreement, (ii) the closing of the Acquisition, (iii) the acceptance by the Target or any of its affiliates (or any of their respective equityholders) of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Business (or any parent company thereof) other than as part of the Transactions, and (iv) 5:00 p.m., New York City time, on March 31, 2013 (the “Outside Date”). In addition, our Commitment hereunder to provide Bridge Loans shall terminate upon the closing of the sale of the Notes (in escrow or otherwise).

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JEFFERIES FINANCE LLC

By:	/s/ E.J. Hess
Name:	E.J. Hess
Title:	Managing Director

Signature Page to Commitment Letter – Project Fastball

Accepted and agreed to as of the

date first above written:

SIDEWINDER DRILLING INC.

By:	/s/ Jon Cole
Name:	Jon Cole
Title	Chairman and Chief Executive Officer

Signature Page to Commitment Letter – Project Fastball

ANNEX A TO COMMITMENT LETTER

INDEMNIFICATION AND WAIVER

Except as otherwise defined in this Annex A, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.

The Acquiror (“you”) hereby agrees (i) to indemnify and hold harmless Jefferies Finance LLC (“we” or “us”), the Lenders in the Debt Financing and each of our and their respective affiliates and subsidiaries (including Jefferies & Company, Inc. (“Jefco”)) and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact, members, successors, assigns and controlling persons of each of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) to which any such indemnified person, directly or indirectly, may become subject arising out of, relating to, resulting from or otherwise in connection with the Debt Financing Letters, the Debt Financing, the use of the proceeds therefrom, the Transactions, any of the other transactions contemplated by the Debt Financing Letters, or any action, claim, suit, litigation, investigation, inquiry or proceeding (each, a “Claim”) directly or indirectly arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PERSON (IN EACH CASE, OTHER THAN GROSS NEGLIGENCE)), regardless of whether any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party and (ii) to reimburse each indemnified person upon demand at any time and from time to time for all out-of-pocket legal and other expenses incurred by one firm of counsel for all indemnified persons, taken as a whole and, in the case of an actual or potential conflict of interest, one additional counsel to the affected indemnified persons taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole, and a single firm of regulatory counsel for all such Indemnified Persons, taken as a whole, in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any Claim, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (including in connection with the enforcement of the indemnification obligations and waivers set forth in this Annex A); provided, however, that no indemnified person will be entitled to indemnity hereunder in respect of any Loss to the extent that (i) it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted solely and directly from the gross negligence or willful misconduct of such indemnified person or (ii) any Claim that does not involve an act or omission of you or any of your affiliates that is brought by an indemnified person against any other indemnified person (other than any Claim against any arranger, bookrunner or administrative agent in its capacity or fulfilling its role as such). In addition, in no event will any indemnified person be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing or arising out of, relating to, resulting from or otherwise in connection with any Claim or otherwise. In addition, no indemnified person will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons.

You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any indemnified person is or could be a party and as to which indemnification or contribution could have been sought by such indemnified person hereunder whether or not such indemnified person is a party to any Debt Financing Letter, unless (i) such

Annex A-1

indemnified person and each other indemnified person from which such indemnified person could have sought indemnification or contribution have given their prior written consent, which may be given or withheld in their sole discretion or (ii) the settlement, compromise, consent or termination (A) includes an express unconditional release of all indemnified persons and their respective affiliates from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim and (B) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any indemnified person.

If for any reason (other than the gross negligence or willful misconduct of an indemnified person as determined above) the foregoing indemnity is unavailable to an indemnified person or insufficient to hold an indemnified person harmless, then you to the fullest extent permitted by law, shall contribute to the amount paid or payable by such indemnified person as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by you, on the one hand, and by us, on the other hand, from the Transactions or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by you, on the one hand, and us, on the other hand, but also the relative fault of you, on the one hand, and us, on the other hand, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all indemnified persons to all Losses shall not exceed the amount of fees actually received by us and Jefco pursuant to the Fee Letter and the Engagement Letter. For the purposes of this paragraph, it is hereby further agreed that (i) the relative benefits to you, on the one hand, and us, on the other hand, with respect to the Transactions shall be deemed to be in the same proportion as (x) the total value paid or received or contemplated to be paid or received by you, your equityholders and/or your or their respective affiliates, as the case may be, in the Transactions, whether or not the Transactions are consummated, bears to (y) the fees actually paid to us and Jefco under the Fee Letter and the Engagement Letter and (ii) the relative fault of you, on the one hand, and us, on the other hand, with respect to the Transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by you, any of your affiliates and/or any of your or their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons (collectively, the “Acquiror Group”) or by us, as well as your and our relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

In addition, you shall reimburse the indemnified persons for all expenses (including fees and expenses of internal and external counsel), as incurred, in connection with investigating, preparing, defending or settling any Claim for which indemnification or contribution may be sought by the indemnified person, whether or not any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party.

The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any indemnified person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters (notwithstanding any other provision of any Debt Financing Letter or the Definitive Debt Documents), (iii) shall apply to any modification, amendment, waiver or supplement of our and any of our affiliates’ commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other indemnified person and (v) shall be binding on any successor or assign of you and the successors or assigns to any substantial portion of your business and assets.

* * *

Annex A-2

EXHIBIT A TO COMMITMENT LETTER

TRANSACTION DESCRIPTION

Acquiror, a Delaware corporation controlled by affiliates of the Sponsor, intends to acquire (the “Acquisition”) all the common stock of the Target pursuant to the terms of the Merger Agreement providing for the Acquisition through either: (a) a purchase of a sufficient number of the issued and outstanding shares of common stock (the “Shares”) of Target pursuant to a cash tender offer by Acquiror (the “Tender Offer”) that, together with (i) Shares contributed to Acquiror pursuant to the Rollover Equity Contribution and (ii) if necessary, Shares sold to the Acquiror by the Company upon Acquiror’s exercise of an option to purchase such Shares as set forth in the Merger Agreement (the “Top-Up Option”), is sufficient under Delaware law to permit the merger of Merger Sub with and into Target as a short-form merger under Delaware law, with the Target being the surviving entity of such merger (the “Back-End Merger”), and which Back-End Merger shall immediately follow the consummation of the Tender Offer, the Rollover Equity Contribution and, if necessary, the Top-Up Option, or (b) in the event that the transactions described in clause (a) above do not result in ownership by the Acquiror of a sufficient number of Shares to effectuate the Back-End Merger under Delaware law, a merger transaction approved by the stockholders of the Target (in the case of either clause (a) or (b), such merger transaction, the “Merger”). Proceeds of the Equity Contribution and the Debt Financing will be used to effect the Transactions and pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions, including to fund any OID and upfront fees (the “Transaction Costs”).

Exhibit A-1

EXHIBIT B TO COMMITMENT LETTER

SUMMARY OF TERMS OF THE BRIDGE LOANS

Set forth below is a summary of certain of the terms of the Bridge Loan Facility and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit B have the meanings set forth elsewhere in this Commitment Letter.

I. Parties

Borrower	Sidewinder Drilling Inc. (the “Borrower”).

Guarantors	On and after the Closing Date, the Borrower and each existing and subsequently acquired or organized direct or indirect, wholly-owned, domestic subsidiary of the Borrower, including the Target (collectively, the “Guarantors” and the Borrower and the Guarantors, collectively, the “Credit Parties”).

Lead Arranger, Syndication Agent and Book-Runner	Jefferies Finance and/or one or more of its designees (in such capacities, the “Arranger”). The Arranger will perform the duties customarily associated with such role.

Administrative Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

Lenders	A syndicate of banks, financial institutions and other entities (which may include the Arranger, collectively, the “Lenders”) arranged by the Arranger in consultation with the Borrower.

Bridge Loan Documents	The definitive documentation governing or evidencing the Bridge Loans, the Term Loans and the Exchange Notes (collectively, the “Bridge Loan Documents”).

II. Bridge Loan Facility

Bridge Loans	An aggregate principal amount of $225.0 million of Senior Increasing Rate Bridge Loans due 2013 (the “Bridge Loans”). At the option of the Lenders, the Bridge Loans may be replaced with, or originally made in the form of, notes on identical economic terms.

Use of Proceeds	The proceeds of the Bridge Loans will be used (a) to consummate the Transactions and (b) to pay all or a portion of the fees and expenses in connection with the Transactions.

Exhibit B-1

Maturity	One year from the initial funding date of the Bridge Loans (the “Bridge Loan Maturity Date”).

Rollover

If the Bridge Loans are not repaid in full on or prior to the Bridge Loan Maturity Date, and provided that no Conversion Default (as defined below) has occurred and is continuing, the Bridge Loans shall be automatically converted on the Bridge Loan Maturity Date into senior term loans due on the fifth anniversary of the Bridge Loan Maturity Date (the “Term Loans”) in an aggregate principal amount equal to the aggregate principal amount of Bridge Loans so converted. The Term Loans will have the terms set forth in Exhibit C to this Commitment Letter.

Under certain circumstances to be determined by the Arranger, Term Loans may be exchanged by the holders thereof for exchange notes (“Exchange Notes”), which will have the terms set forth in Exhibit C to this Commitment Letter; provided that you may defer the first issuance of Exchange Notes until such time as you shall have received requests to issue an aggregate principal amount equal to at least $25 million of Exchange Notes. The Exchange Notes will be issued under an indenture that will have the terms set forth in Exhibit C to this Commitment Letter. In connection with each such exchange, if requested by any Lender that is a Lender as of the Closing Date (each, an “Senior Initial Bridge Lender”), the Borrower shall (i) deliver to the Lender that is receiving Exchange Notes, and to such other Lenders as such Senior Initial Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Notes by such Lenders, in such form and substance as reasonably acceptable to the Borrower and such Senior Initial Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions) and a registration rights agreement customary in Rule 144A offerings, in each case, if requested by such Senior Initial Bridge Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Senior Initial Bridge Lender and such certificates as the Senior Initial Bridge Lender may request in form and substance satisfactory to the Senior Initial Bridge Lender and (iv) take such other actions, and cause its advisors, auditors and counsel to take such

Exhibit B-2

actions, as reasonably requested by the Senior Initial Bridge Lender in connection with issuances or resales of Exchange Notes, including providing such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities.

“Conversion Default” shall mean (i) any payment or bankruptcy default under the ABL Facility or the Bridge Facility or any other material indebtedness, or (ii) a breach under the Fee Letter.

The Term Loans will be governed by the provisions of the Bridge Loan Documents and will have the same terms as the Bridge Loans except as expressly set forth in Exhibit C to this Commitment Letter.

III. Certain Payment Provisions

Interest	The Bridge Loans will bear interest at a rate per annum equal to the higher of (i) three month LIBOR, adjusted quarterly, and (ii) 1.25% (the “Interest Rate Floor”), in either case, plus a spread of 8.75% (the “Rate”). The Rate will increase by (i) 75 basis points upon the 90-day anniversary of the Closing Date, plus (ii) an additional 75 basis points upon each subsequent 90-day anniversary following the initial 90-day anniversary of the Closing Date. Interest on the Bridge Loans (excluding default interest, if any) shall not exceed the Total Cap (as defined in the Fee Letter) (the “Interest Rate Cap”), in each case, without giving effect to any default interest. Interest will be payable quarterly in arrears, on the Bridge Loan Maturity Date and on the date of any prepayment of the Bridge Loans. For amounts outstanding after the Bridge Loan Maturity Date, interest will be payable on demand at the default rate.

Default Rate	After the occurrence and during the continuation of (i) a payment or bankruptcy default, or (ii) upon the request of the Required Lenders, any other event of default, outstanding Bridge Loans and other amounts payable under the Bridge Loan Facility shall bear interest at 2.00% above the rate applicable to the Bridge Loans and shall be payable in cash on demand.

Optional Repayment	The Bridge Loans may be repaid, in whole or in part, on a pro rata basis, at the option of the Borrower at any time upon five business days’ prior written notice, at a price equal to 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment.

Exhibit B-3

Mandatory Repayment	The Borrower will repay the Bridge Loans with the net proceeds from (i) any direct or indirect public offering or private placement of Notes or any other issuance or sale of (x) debt securities or equity securities of the Borrower or a parent holding company of the Borrower or (y) debt securities of any of their subsidiaries, (ii) the incurrence of any other indebtedness for borrowed money (other than Loans under the ABL Facility not to exceed $50.0 million) and certain other limited exceptions to be mutually agreed upon) by the Borrower, a parent holding company of the Borrower or any of their subsidiaries, and (iii) sales of assets or any issuance or sales of equity of any subsidiary of the Borrower (in each case, with customary exceptions to be mutually agreed upon) or receipt of insurance or condemnation proceeds by the Borrower, a parent holding company of the Borrower or any of their subsidiaries (subject, in the case of preceding clause (iii), to the required prior prepayment of any Loans outstanding under the ABL Facility), in each case, at 100% of the principal amount of the Bridge Loans repaid, plus accrued fees and all accrued and unpaid interest and fees to the date of the repayment.

Change of Control	Each holder of the Bridge Loans will be entitled to require the Borrower, and the Borrower shall offer, to repay the Bridge Loans held by such holder, at a price of 100% of the principal amount thereof, plus all accrued fees and all accrued and unpaid interest to the date of repayment, upon the occurrence of a “change of control” (to be defined in the Bridge Loan Documents in a manner satisfactory to the Arranger).

IV. Guarantees

Guarantees	The Guarantors will unconditionally, and jointly and severally, guarantee the obligations of the Borrower in respect of the Bridge Loans (the “Guarantees”). Such Guarantees will be in form and substance satisfactory to the Administrative Agent and the Arranger. All Guarantees shall be guarantees of payment and performance, and not of collection.

V. Other Provisions

Conditions Precedent to Borrowing:	Subject on the Closing Date to the Certain Funds Provision, the incurrence of the Bridge Loans under the Bridge Loan Facility on the Closing Date will be subject only to the applicable conditions precedent set forth in Section 3 of the Commitment Letter, and Exhibit D to the Commitment Letter.

Exhibit B-4

For the avoidance of doubt, the failure of any representation or warranty (other than the Specified Purchase Agreement Representations and the Specified Representations) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding.

Representations and Warranties	Limited to the following: organizational status; existence, qualification and power; capital structure; compliance with laws and regulations; authorization, power, execution and delivery; no contravention (including material third party consents); hedging agreements; governmental authorization; binding effect; financial statements; no material adverse effect; litigation; labor matters; ownership of real and personal property; conduct of business; environmental matters; taxes; ERISA and OSHA compliance; subsidiaries; use of proceeds; margin regulations; Investment Company Act; disclosure; intellectual property; licenses and permits; projections; insurance; status as senior, unsecured debt; anti-terrorism laws and related matters (including the Patriot Act and OFAC); and solvency. For the avoidance of doubt, (a) the representations and warranties will be required to be made in connection with the extension of credit on the Closing Date and (b) the only representations and warranties, the failure of which shall constitute the failure of a condition precedent to funding shall be the Specified Purchase Agreement Representations and the Specified Representations.

Affirmative Covenants	Limited to the following: quarterly and annual financial statements (with annual financial statements accompanied by an opinion of an independent accounting firm (which opinion shall not contain any going concern or like qualification or exception as to scope of audit)); management letters; certificates; delivery of all statements and reports provided to the lenders under ABL Facility and other information reasonably requested by the Administrative Agent; notices of defaults, litigation, violations of applicable law and regulations and certain other material events; payment of taxes and other obligations; payment of indebtedness under Bridge Loan Documentation; preservation of existence and material rights; maintenance of properties (subject to casualty, condemnation and normal wear and tear); maintenance of insurance customary for businesses and companies similar to those of the Borrower; compliance with laws

Exhibit B-5

and regulatory matters; books and records; inspection rights; covenant to guarantee obligations (including as to future subsidiaries); compliance with environmental laws; annual budget; annual meetings; and use of proceeds (subject, in the case of the foregoing covenants where customary and appropriate, to exceptions and qualifications to be mutually agreed as provided in the Bridge Loan Documentation).

Negative Covenants	Customary for bridge loan financings as reasonably determined by the Arranger, including the following (each with exceptions, qualifications and baskets to be mutually agreed): liens (which shall permit liens securing the ABL Facility); investments (including acquisitions, investments in subsidiaries, loans, etc.); debt (which shall permit the ABL Facility); guarantees; fundamental changes; dispositions; restricted payments; transactions with affiliates; prepaying and amending certain material debt; capital expenditures; changes in fiscal periods; changes in business; ERISA matters; anti-terrorism and related matters; modifications of charter documents; limitations on certain restrictions on subsidiaries; and limitations on accounting changes. For the avoidance of doubt, there shall be no financial maintenance covenants.

Events of Default; Remedies	Limited to the following (subject, where customary and appropriate, to thresholds and qualifications to be mutually agreed): nonpayment of principal, interest, fees or other amounts (with grace periods for interest, fees and other amounts (other than principal); failure to perform negative covenants; failure to deliver timely notices of default and other financial information; failure to maintain insurance; failure to maintain corporate existence; breach of covenant regarding use of proceeds; failure to perform other covenants subject to a cure period for a number of days to be mutually agreed (so long as such covenant is capable of being cured during such grace period); any representation or warranty is incorrect in any material respect (or any respect if qualified by materiality) when made (or deemed made); cross-default and cross-acceleration to other indebtedness (other than the ABL Facility), subject to a threshold amount to be mutually agreed; cross-default with respect to payment defaults and cross-acceleration to the ABL Facility; bankruptcy, insolvency or dissolution; monetary judgment subject to a threshold amount to be mutually agreed; ERISA events, subject to material adverse effect; invalidity (actual or asserted in writing by the Borrowers or a Guarantor) of the Bridge Loan Facility Documentation; and change of control. So long as the

Exhibit B-6

Engagement Letter has not terminated or expired, the engagement of an investment bank other than an investment bank satisfactory to the Arranger in its sole discretion in order to provide Permanent Instruments (as defined in the Fee Letter) shall be deemed an event of default.

Voting	Amendments and waivers with respect to the Bridge Loan Documents will require the approval of Lenders holding not less than a majority of the aggregate principal amount of the Bridge Loans, Term Loans or Exchange Notes, as the case may be (the “Required Lenders”), except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity of any Bridge Loan, Term Loan or Exchange Note, as the case may be, or the reduction of the non-call period for any Exchange Note, as applicable, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee (including any prepayment fee) or other amount payable or extensions of any due date thereof, (c) increases in the amount or extensions of the expiration date of any Lender’s commitment or (d) modifications to the assignment provisions of the Bridge Loan Documents that further restrict assignments thereunder and (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions of any of the voting percentages or the pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Guarantors or (c) alterations of (or additions to) the restrictions on the ability of Lenders to exchange Term Loans for Exchange Notes, (d) modification of the rights to exchange Term Loans into Exchange Notes, (e) modifications of the triggers for registration rights pursuant to the caption “Registration Rights” under Exhibit C to this Commitment Letter or (f) assignments by any Credit Party of its rights or obligations under the Bridge Loan Facility.

Transferability	Each holder of Bridge Loans will be free to (x) sell or transfer all or any part of its Bridge Loans to any third party with the consent of the Administrative Agent (not to be unreasonably withheld) in compliance with applicable law (provided that such holder shall give prompt written notice to the Administrative Agent and the Borrower of any such sale or transfer), & (y) sell participations in all or a portion of the Bridge Loans (subject to customary voting restrictions), and (z) pledge any or all of the Bridge Loans in accordance with applicable law.

Exhibit B-7

Cost and Yield Protection	Each holder of Bridge Loans will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments), changes in capital requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted), with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other provisions deemed necessary by the Arranger to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.

Expenses	The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Bridge Loan Facility and the preparation, negotiation, execution, delivery, filing and administration of the Bridge Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of internal and external counsel and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all out-of-pocket expenses of the Administrative Agent, the Arranger, any other agent appointed in respect of the Bridge Loan Facility and the Lenders (including the fees, disbursements and other charges of internal and external counsel and consultants) in connection with the enforcement of, or protection or preservation of rights under, the Bridge Loan Documents.

Indemnification	The Bridge Loan Documents will contain customary indemnities (as reasonably determined by the Arranger) for (i) the Arranger, the Administrative Agent and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable ruling).

Exhibit B-8

Governing Law and Forum	State of New York.

Counsel to the Arranger and the Administrative Agent with respect to the Bridge Loan Facility	Latham & Watkins LLP

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Exhibit B-9

EXHIBIT C TO COMMITMENT LETTER

SUMMARY OF TERMS OF TERM LOANS

AND EXCHANGE NOTES

Set forth below is a summary of certain of the terms of the Term Loans and the Exchange Notes and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit C have the meanings set forth elsewhere in this Commitment Letter.

Term Loans

On the Bridge Loan Maturity Date, so long as no Conversion Default has occurred and is continuing, the outstanding Bridge Loans will be converted automatically into Term Loans. The Term Loans will be governed by the provisions of the Bridge Loan Documents and, except as expressly set forth below, will have the same terms as the Bridge Loans.

Maturity	The Term Loans will mature on the fifth anniversary of the Bridge Loan Maturity Date.

Interest Rate

The Term Loans will bear interest at a rate per annum (the “Interest Rate”) equal to the Interest Rate Cap.

Notwithstanding the foregoing, after the occurrence and during the continuation of (i) a payment or bankruptcy default or event of default, or (ii) upon the request of the Required Lenders, any other event of default, interest will accrue on the Term Loans at the then-applicable rate plus 2.0% per annum.

Exhibit C-1

Exchange Notes

At any time on or after the Bridge Loan Maturity Date, upon five or more business days’ prior notice, the Term Loans may, at the option of any Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Term Loans so exchanged (plus any accrued interest thereon not required to be paid in cash). The Borrower will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended. The Borrower will appoint a trustee acceptable to the Lenders.

Maturity Date	The Exchange Notes will mature on the sixth anniversary of the Bridge Loan Maturity Date.

Interest Rate

Each Exchange Note will bear interest at a rate per annum equal to the Interest Rate Cap.

Interest will be payable in arrears at the end of each fiscal quarter of the Borrower. Default interest will be payable on demand.

Notwithstanding the foregoing, after the occurrence and during the continuation of (i) a payment or bankruptcy default or event of default, or (ii) upon the request of the Required Lenders, any other event of default, interest will accrue on the Exchange Notes at the then-applicable rate plus 2.0% per annum.

Transferability	If the Term Loans are converted to Exchange Notes, the Borrower, upon request by any holder of such Exchange Notes or the Administrative Agent, shall be required to ensure that such Exchange Notes are DTC-eligible.

Optional Redemption	Exchange Notes will be non-callable until the third anniversary of the Bridge Loan Maturity Date (subject to the right to redeem on one or more occasions up to 35% of the aggregate principal amount of the Exchange Notes from the proceeds of one or more equity offerings within the first three years at par plus accrued interest plus a premium equal to 100% of the coupon in effect on such Exchange Notes). Additionally, prior to the third anniversary of the Bridge Loan Maturity Date, the Exchange Notes may be redeemed, on any one or more occasions, at a price equal to 100% of the aggregate principal amount of the Exchange Notes redeemed plus a “make-whole” premium. Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the Bridge Loan Maturity Date to zero on the date that is the fifth anniversary of the Bridge Loan Maturity Date.

Exhibit C-2

Defeasance Provisions	Customary defeasance provisions for offerings and transactions of this type as determined by the Arranger.

Modification	Customary modification provisions for offerings and transaction of this type as determined by the Arranger.

Change of Control	The Borrower will be required to repurchase the Exchange Notes following the occurrence of a “change of control” (to be defined in a manner satisfactory to the Arranger) at 101% of the outstanding principal amount thereof.

Registration Rights	Within 90 days after the Bridge Loan Maturity Date, the Borrower shall file a shelf registration statement with the Securities and Exchange Commission and the Borrower shall use its best efforts to cause such shelf registration statement to be declared effective within 90 days of such filing and to keep such shelf registration statement effective, with respect to resales of the Exchange Notes, for as long as it is required by the holders to resell the Exchange Notes. Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Borrower shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-half of one percent (0.50%) per annum on the principal amount of Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional one-half of one percent (0.50%) per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.0% per annum. For the avoidance of doubt, the amount of liquidated damages payable hereunder is in addition (and not otherwise subject) to any other interest rate caps or limitations contained in any Debt Financing Letter or otherwise.

Covenants	The Indenture will include covenants similar to those contained in indentures governing publicly traded high yield debt securities for similarly situated issuers (but more restrictive in certain respects), as determined by the Arranger in light of then-prevailing market conditions.

Events of Default	The Indenture will provide for events of default similar to those contained in indentures governing publicly traded high yield debt securities, as determined by the Arranger.

*  *  *

Exhibit C-3

EXHIBIT D TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit D have the meanings assigned to them elsewhere in this Commitment Letter. The closing of the Bridge Loan Facility and the making of the initial loans and other extensions of credit under the Bridge Loan Facility are conditioned upon satisfaction of the conditions precedent contained in Section 3 of this Commitment Letter, the conditions expressly set forth in Exhibit B to this Commitment Letter and those below. For purposes of this Exhibit D, references to “we”, “us” or “our” means Jefferies Finance, Jefco and their respective affiliates.

GENERAL CONDITIONS

1. Concurrent Financings. The Equity Contribution shall have been made on or prior to the Closing Date and the Acquiror shall have received the proceeds thereof which, together with the proceeds on or prior to the Closing Date from the Debt Financing, shall be sufficient to pay the Purchase Price and all related fees, commissions and expenses, the amount or principal amount, as applicable, specified in the Commitment Letter. To the extent effective on or prior to the Closing Date, the ABL Facility shall be on terms and conditions that are in form and substance reasonably satisfactory to us (it being agreed that the terms set forth in the draft term sheet for the ABL Facility provided to the Arranger on September 23, 2012 are reasonably satisfactory to the Arranger). The Definitive Debt Documents shall be prepared by our counsel, shall be consistent with the Debt Financing Letters and Exhibit B thereto, shall have been executed and delivered by the Borrower and the Guarantors to the Administrative Agent and otherwise shall be in form and substance reasonably satisfactory to us.

2. Transactions. The Transactions (including the Acquisition) shall have been consummated or will be consummated concurrently with or immediately following the making of the Equity Contribution, the borrowing of the Bridge Loans (or the issuance of the Notes in lieu of the Bridge Loans), and the receipt by the Acquiror of the proceeds of the foregoing, and the Target shall have become a wholly-owned subsidiary of the Acquiror. The Acquisition shall have been consummated in accordance with the terms of the Agreement and Plan of Merger, dated September 24, 2012 (together with the annexes, schedules, exhibits and attachments thereto, the “Merger Agreement”), among you, the Acquired Business and the principal owners named therein and the Merger Agreement shall not have been amended, modified or waived, and the Borrower (or its applicable affiliate) shall not have consented to any action thereunder or pursuant thereto which would require the consent of the Borrower (or its applicable affiliate) under the Merger Agreement, in each case in any manner adverse to the interest of the Lenders or the Arranger in their respective capacities as such without the consent of the Arranger (it being understood and agreed that any (1) change in the consideration paid shall be deemed to be adverse to the interests of the Lenders and the Arranger other than (i) an increase funded entirely by a contribution by Sponsor to Acquiror’s common equity; or (ii) any reduction of the purchase price of less than ten percent (10%) of the total consideration so long as it shall reduce, on a dollar-for-dollar basis, the aggregate amount of the Bridge Loan Facility and the Equity Contribution allocated (x) 55% to a reduction in any amounts to be funded under Bridge Loan Facility and (y) 45% to the Equity Contribution, (2) change to the definition of “Target Material Adverse Effect” or any similar definition shall be deemed to be adverse to the interest of the Lenders and the Arranger and (3) any modifications to any of the provisions relating to the Administrative Agent’s, any other agent’s, the Arranger’s or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Merger Agreement shall be deemed to be adverse to the interest of the Lenders and the Arranger) and the Acquisition shall be consummated in accordance with the Merger Agreement. All necessary and material governmental, regulatory, shareholder and third-party approvals and consents required in connection with the Transactions therein shall have been obtained and

Exhibit D-1

shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority that could reasonably be expected to restrain, prevent or otherwise impose any material and adverse conditions on any of the Transactions.

3. Refinancing of Existing Debt. Concurrently with the consummation of the Acquisition, the Refinancing shall have been consummated, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released. After giving effect to the Transactions, the Company shall have outstanding no indebtedness for borrowed money (or direct or indirect guarantee or other credit support in respect thereof) other than (i) the indebtedness in respect of the Bridge Loan Facility (or the Notes in lieu of the Bridge Loan Facility) and the ABL Facility, and (ii) such other limited indebtedness as may be agreed to by us; provided, however, that no more than $10.0 million shall be drawn under the ABL Facility on the Closing Date.

4. Financial Information. We shall have received (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for the last three full fiscal years ended at least 90 days prior to the Closing Date, (B) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (and the corresponding period for the prior fiscal year), (C) a pro forma consolidated balance sheet and related pro forma consolidated statement of income (but not a pro forma statement of cash flows) of the Borrower (after giving effect to the Acquisition and the other Transactions) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Acquisition and other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income); and (D) satisfactory projections (including the assumptions on which such projections are based) for the Company for fiscal years 2012 through and including 2018 (it being agreed that the projections provided to the Arranger by Avista Capital Partners on September 22, 2012 are reasonably satisfactory to the Arranger); provided that each such pro forma financial statement shall be prepared in good faith by the Borrower.

5. Performance of Obligations. All costs, fees, expenses (including legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation and amounts contemplated by the Debt Financing Letters or otherwise payable to us, the Lenders or any of our or their respective affiliates, shall have been paid to the extent due. You shall have complied with all of your other covenants, agreements and obligations under the Fee Letter, and the Debt Financing Letters shall be in full force and effect.

6. Customary Closing Documents. All documents required to be delivered under the Definitive Debt Documents, including secretary of state lien, litigation and tax searches, customary legal opinions, corporate records, good standings and customary officers’ certificates shall have been delivered. Without limiting the foregoing, you shall have delivered (a) at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and (b) a certificate from the chief financial officer of the Borrower certifying that as of the Closing Date, immediately after giving effect to the consummation of the Transactions, the Borrower and its Subsidiaries on a consolidated basis are Solvent.

7. Minimum Liquidity. After giving effect to the Transactions, the Borrower shall have minimum liquidity (in the form of cash, cash equivalents, undrawn commitments under the ABL Facility, and/or unconditional commitments from the Sponsor to contribute additional equity (which shall be in the form of common equity or Series A preferred equity having the same terms as the existing preferred equity of the Acquiror)) of $20.0 million.

Exhibit D-2

8. Prior Marketing of Permanent Instruments. With respect to the Bridge Loan Facility, we shall be satisfied that the Company has used its best efforts to cause the Notes to be issued and sold prior to the Closing Date, which efforts shall include (a) delivery to us of, as soon as practicable, a complete (as determined by us), printed Rule 144A preliminary offering memorandum relating to the issuance of the Notes (the “Preliminary Offering Memorandum”), usable in a customary high-yield road show relating to the issuance of the Notes, containing all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (each of which shall have undergone a SAS 100 review) and all appropriate pro forma financial statements) prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act (in each case, other than the audited and unaudited financial statements of Crown Drilling Incorporated and pro forma financial statements reflecting the Crown Acquisition), and all other data and other information that would be required in a registered offering of the Notes on a Form S-1 registration statement and (b) the participation of senior management and representatives of the Company and the Target in the road show. Such Preliminary Offering Memorandum must be delivered no later than October 24, 2012 unless one or more of the conditions to the commencement of the Required Marketing Period set forth in clauses (A) or (C) in the next paragraph are not satisfied on such date; provided that for the avoidance of doubt, in the event that the Preliminary Offering Memorandum cannot be delivered by October 24, 2012, the Company will use its best efforts to deliver the Preliminary Offering Memorandum as soon as practicable thereafter. We shall have been offered a period of not less than 15 consecutive business days after (i) delivery of such complete printed Preliminary Offering Memorandum to seek to place the Notes and (ii) if requested by us, a draft Comfort Letter as required under clause (i) of Section 10 below, which period of 15 consecutive business days shall end (A) not later than November 21, 2012, (B) after November 26, 2012 and not later than December 19, 2012 or (C) after January 2, 2013 and not later than March 31, 2012 (such period, the “Required Marketing Period”).

Notwithstanding the foregoing, the Required Marketing Period shall be deemed not to have commenced, if prior to the completion of such 15 consecutive business day period, (A) the Acquired Business’ auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Preliminary Offering Memorandum, (B) the financial statements included in the Preliminary Offering Memorandum would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 15 consecutive business day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 15 consecutive business day period, in which case we shall be offered a period of not less than the greater of (x) the number of days left in such 15 consecutive business day period and (y) 10 consecutive business days after receipt of a Preliminary Offering Memorandum containing the updated financial information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new period, and (C) the Acquired Business shall have publicly announced any intention to restate any material financial information included in the Preliminary Offering Memorandum or that any such restatement is under consideration, in which case the Required Marketing Period shall be deemed not to commence unless and until such restatement has been completed or the Company has determined that no restatement shall be required.

9. Comfort Letter; Negative Assurance. With respect to the Bridge Loan Facility, (A) the independent accountants that have audited the financial statements contained in the Rule 144A confidential offering memorandum relating to the issuance of the Notes shall make available and have

Exhibit D-3

delivered to us, (i) as soon as practicable, in a form they are prepared to execute, a draft, acceptable to us in our sole discretion (including, without limitation, the items included in the “circle-up” and the degree of comfort provided with respect thereto), of a comfort letter prepared in accordance with the requirements of SAS 72 covering the financial statements and other data included and incorporated by reference in the confidential offering memorandum (the “Comfort Letter”), (ii) no later than the pricing of the Notes Offering, an executed copy of the Comfort Letter, and (iii) the date of consummation of the issuance of the Notes Offering, a customary “bring down” comfort letter satisfactory to us in our sole discretion, and (B) (i) no later than the pricing of the Notes Offering, you shall have delivered to us a draft of a customary “10b-5” legal opinion or disclosure letter from counsel to the Acquiror in form and substance satisfactory to us in our sole discretion, and (ii) no later than the date of consummation of the issuance of the Notes Offering, you shall have delivered to us a customary “10b-5” legal opinion or disclosure letter from counsel to the Acquiror in form and substance satisfactory to us in our sole discretion.

10. Borrowing Notice. We shall have received a notice of borrowing from the Borrower.

Exhibit D-4